UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/08/2006

RUBINCON VENTURES INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-29429

DE	510388133
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Rubincon Ventures Inc.
1313 East Maple Street, Suite 223
Bellingham, WA 98225
(Address of principal executive offices, including zip code)

(360)-685-4240
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

Rubincon Ventures Inc. ("Rubincon") and API Electronics Group Corp. ("API") have entered into a definitive Combination Agreement implementing a previously executed letter of intent. Subject to regulatory and shareholder approval and other customary closing conditions, the Combination Agreement provides that under the terms of a Plan of Arrangement API will become a wholly owned subsidiary of Rubincon. If the transaction occurs, each holder of common shares of API will receive either 10 exchangable shares of Rubincon's Canadian subsidiary or, at such holder's option, 10 shares of common stock of Rubincon. The exchangable shares can be exchanged for shares of common stock of Rubincon on a one-for-one basis and are designed to give the holder the same economic rights as a holder of Rubincon common stock. If the transaction is completed, Rubincon will change its name to API Nanotronics Corp. The management of API Nanontronics Corp. will be the same as the current management of API and the members of the Board of Directors of API will constitute the majority of the Board of Directors of the combined entity. API, through its subsidiaries, is engaged in the manufacture of electronic components and systems for the defense and communications industries. API has operations in the United States and Canada. The description set forth above is subject to the terms of the Combination Agreement attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

Exhibit 10.1 Combination Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUBINCON VENTURES INC.

Date: May 08, 2006	By:	/s/ Guy Peckham
Guy Peckham
Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description
EX-10.	Combination Agreement